Exhibit 5.1

Perkins Coie LLP 1301 Second Avenue Suite 4200 Seattle, WA 98101	T. +1.206.359.8000 F. +1.206.359.9000 perkinscoie.com
September 26, 2025
Alliant Energy Corporation
4902 N. Biltmore Lane
Madison, Wisconsin 53718
Re: 5.750% Fixed-to-Fixed Reset Rate Junior Subordinated Notes Due 2056
Registration Statement on Form S-3
Registration No. 333-276062
Ladies and Gentlemen:
We have acted as counsel to Alliant Energy Corporation, a Wisconsin corporation (the “Company”), in connection with the issuance and sale by the Company of $725,000,000 aggregate principal amount of its 5.750% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2056 (the “Notes”) to be issued pursuant to the Indenture, to be dated as of September 26, 2025 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, to be dated as of September 26, 2025 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), which will establish and set forth certain terms and conditions of the Notes, and subject to the terms and conditions of the Underwriting Agreement dated September 23, 2025 among the Company and BofA Securities, Inc., MUFG Securities Americas Inc., Barclays Capital Inc., Goldman Sachs & Co. LLC, and , J.P. Morgan Securities LLC as representatives of the underwriters named therein (the “Underwriting Agreement”). The Notes are being offered and sold pursuant to the Company’s registration statement on Form S-3 (Registration No. 333-276062) filed with the Securities and Exchange Commission (the “Commission”) on December 15, 2023 and amended by post-effective amendment on September 22, 2025 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), including a base prospectus dated September 22, 2025 (the “Base Prospectus”), and a prospectus supplement dated September 23, 2025 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”) filed with the Commission pursuant to Rule 424(b) under the Securities Act.
In our capacity as counsel to the Company, we have examined: (i) the Underwriting Agreement; (ii) the Registration Statement; (iii) the Prospectus; (iv) the form of the Notes; (v) the form of the Base Indenture; (vi) the form of the Supplemental Indenture; (vii) the Company’s Restated Articles of Incorporation, as amended, as currently in effect; (viii) the Company’s Amended and Restated Bylaws, as currently in effect; and (ix) such other documents, records and instruments as we have deemed necessary for the purposes of this opinion (such items, collectively, the “Transaction Documents”). In such examination, we have assumed the following without investigation: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the original documents of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.
As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents (and all opinions based on public authority documents are as of the date of such public authority documents and not as of the date of this opinion letter), (b) information provided in the Transaction Documents and (c) statements and representations of officers and other representatives of the Company. We have not independently verified the facts so relied on.

Alliant Energy Corporation
September 26, 2025

Based on and subject to the foregoing, we are of the opinion that the Notes, when executed, issued, delivered and authenticated in accordance with the terms of the Base Indenture, the Supplemental Indenture and the Underwriting Agreement against the receipt of requisite consideration therefor provided therein, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.
The foregoing opinion is subject to the following exclusions and qualifications:
(a)Our opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.
(b)We express no opinion as to enforceability of any right or obligation to the extent such right and obligation is subject to and limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally; or (ii) rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to, or after, the date hereof or considered in a proceeding in equity or at law.
(c)We do not express any opinion herein concerning any laws other than the laws in their current forms of the State of New York and the State of Wisconsin and the federal securities laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction and expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated September 26, 2025, incorporated by reference into the Registration Statement, and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the related rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Perkins Coie LLP